Exhibit 4.10

THIS AGREEMENT dated the 5th day of August, 2006.

BETWEEN:

DAVID JAVORSKY, having an office at

818 – 470 Granville Street, Vancouver, British Columbia V 6C 1V5 and

JOHN McGORAN, having an office at

206 – 837 West Hastings Street, Vancouver, British Columbia V6C 3N6

(hereinafter collectively called the “Vendors”)

OF THE FIRST PART

AND:

ANGLO-CANADIAN URANIUM CORP, of Suite 1150 -

355 Burrard Street, Vancouver, British Columbia V6C 2G8

(hereinafter called the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A.

The Vendors are the recorded and beneficial owners of an undivided 100% interest in the mineral claims (the ‘Claims”) as more particularly described in Schedule “A’ attached hereto; and

B.

The Vendors are desirous of selling the Claims to the Purchaser and the Purchaser is desirous of purchasing the Claims from the Vendors upon the following terms and conditions;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

1.

The Vendors represent and warrant that they are the recorded and beneficial owners of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind, that the Claims are in good standing and that they have full power, absolute authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might be expressly set out herein.

2.

The Purchaser represents and Warrants to the Vendors it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein.

3.1

The Vendors agree to sell to the Purchaser and the Purchaser agrees to purchase the Claims from the Vendors in consideration of the following:

(a)

the payment of the sum $5,000 to the Vendors (as to 50% each) payable concurrently upon the execution of this Agreement

(b)

the issuance of 50,000 shares in the capital of the Purchaser to be delivered to the Vendors (as to 50% each) within three business days of the Purchaser receiving approval from the TSX Venture Exchange to the terms of this Agreement (the “Approval Date”);

(c)

the payment of the sum of $5,000 to the Vendors (as to 50% each) on or before the one year anniversary date from the Approval Date;

(d)

the issuance of 50,000 shares in the capital of the Purchaser to be delivered to the Vendors (as to 50% each) on or before the one year anniversary date from the Approval Date.

3.2

The Vendors hereby acknowledge and agree the total consideration payable to them for the Claims is limited to the cash and shares referred to in paragraphs 3.1(a) to (d) hereof in connection with the sale of the Claims and the Net Smelter Returns royalty referred to in paragraph 4 hereof and the Vendors shall have no further interest in or to the Claims acquired by the Purchaser.

4.1

As additional consideration for the Vendors entering into this Agreement, the Purchaser acknowledges that the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of net smelter returns payable to the Vendors as to 50% each.

4.2

For the purpose of this clause “Net Smelter Returns” shall mean the actual proceeds received by the Purchaser from a smelter or other place of sale or treatment in respect of all ore removed by the Purchaser from the Claims as evidenced by its returns or settlement sheets alter deducting from the said proceeds all freight or other transportation costs from the Claims, to the smelter or other place of sale or treatment, but without any other deduction whatsoever. Net Smelter Returns due and payable to the Vendors hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Purchaser. Within ninety days after the end of each fiscal year during which any ore was shipped from the Claims the records relating to the calculation of Net Smelter Returns during that fiscal year shall be delivered to the Vendors, upon written request, who shall have sixty days alter receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Vendors or their representatives duly appointed in writing shall have the right at all reasonable times upon written request to inspect such books and financial records of the Purchaser as are relevant to the determination of Net Smelter Returns and at their own expense to make copies thereof.

4.3

The Purchaser shall have the right at any time to purchase the Net Smelter Return Royalty by the payment of the sum of $300,000 to the Vendors for each 1% Net Smelter Return Royalty.

5.

Any payment or issuance of shares required to be made shall be made payable and delivered in the manner for the giving of notice as herein provided.

6.

The vendors agrees to execute and deliver to the Purchaser such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claims to the Purchaser concurrently upon the execution of this Agreement. The Purchaser has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to effect a transfer of the recorded ownership of the Claims to the purchaser.

7.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

The Vendors will indemnify and save the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement, or condition made by them and contained in this Agreement. The Vendor; acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

9 This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

10.

Time shall be the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be the essence of this Agreement.

11.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia. All references herein to sums of money shall be deemed to refer to Canadian funds.

12.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	]
BY DAVID JAVORSKY in the	]
Presence of:	]
Hailey Holzer	]	\s\ David Javorsky
Name	]	DAVID JAVORSKY
P.O. Box 100	]
Address	]
Atlin, BC	]
City	]
Customer Service Rep.	]
Occupation

SIGNED, SEALED AND DELIVERED	]
BY JOHN McGORAN in the	]
Presence of:	]
John McGoran	]	\s\ John McGoran
Name	]	JOHN McGORAN
#206 – 837 W. Hastings St.	]
Address	]
Vancouver, BC	]
City	]
V6C – 3N6	]
Occupation
Prospector

ANGLO-CANADIAN URANIUM CORP.

Per:	\s\ signed
Authorized Signatory

SCHEDULE “A”

Name of Claim	Tenure No.	Units	Good To.	Map No.	Hectares
Friday Cr	523822	4	2006-Dec-12	92H038	84.253
Hammilin Cooper Similkameen Pt	525149	5	2007-Jan-12	92H038	105.300
Friday Creek	537990	12	2007-July-26	92H038	252.823
Cu-Pd Friday	528565	1	2007-Feb-18	92H038	21.063
Similkameen Bonanza	525145	4	2007-Jan-12	92H039	84.256